Exhibit 10.1

[Execution Copy]

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Agreement”) is made by and between Vivint Solar, Inc. (the “Company”), and Gregory S. Butterfield (“Executive”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Executive was employed by the Company until May 2, 2016, when Executive’s employment was terminated (“Termination Date”);

WHEREAS, Executive signed an At-Will Employment Agreement with the Company, effective as of August 28, 2014 (the “Proprietary Rights Agreement”);

WHEREAS, Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in Schedule I hereof; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Termination. Executive’s employment with the Company terminated on the Termination Date.

2.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions set forth on Schedule I, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive. Executive acknowledges and agrees that, after giving effect to any additional vesting set forth in Schedule I, any unvested compensation or benefits which are unvested as of the Termination Date shall be forfeited without consideration as of the Termination Date.

3.Release of Claims. Executive agrees that the consideration to be paid in accordance with Section 2 represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty tinder applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes Oxley Act of 2002; the Utah Antidiscrimination Act; the California Family Rights Act; the California Equal Pay Law; the California Unruh Civil Rights Act; the California Workers’ Compensation Act; the California Labor Code; and the California Fair Employment and Housing Act; the Utah Antidiscrimination Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 3 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Executive under this Agreement. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3. Nothing in this Agreement waives Executive’s (i) rights under that certain indemnification Agreement between the Company and Executive (the “Indemnification Agreement”), or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement; (c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.

5.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the releasee. Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

6.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

7.Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Rights Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement shall continue in force; provided, however, that: (a) as to any provisions regarding competition contained in the Proprietary Rights Agreement that conflict with the provisions regarding competition contained in Appendix A of that certain Involuntary Termination Protection Agreement between the Company and Executive, effective as of June 27, 2014 (the “Termination Agreement”), the provisions of Appendix A of the Termination Agreement shall control; (b) as to any provisions regarding solicitation of employees contained in Appendix A of the Proprietary Rights Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of Appendix A of the Termination Agreement shall control.

8.Return of Company Property: Passwords and Password-protected Documents. Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control. Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

9.No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide any such counsel or assistance.

10.Breach. In addition to the rights provided in the Section II below, Executive acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Proprietary Rights Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Proprietary Rights Agreement.

11.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

12.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.Noncompetition/Nonsolicitation/Nondisparagement. Executive agrees to adhere to the noncompetition, nonsolictiation, and the nondisparagement restrictions set forth in Appendix A of the Termination Agreement.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

15.Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN UTAH COUNTY IN THE STATE OF UTAH, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION 15 WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Proprietary Rights Agreement, the Termination Agreement, the indemnification Agreement, and Executive’s written equity compensation agreements with the Company.

20.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board of Directors of the Company.

21.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions. The Utah state courts located in Utah County, Utah and/or the United States District Court for the District of Utah, located in Provo, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement. Executive hereby expressly consents to the exclusive jurisdiction and venue of the Utah state courts in Utah County, Utah and/or the United States District Court for the District of Utah for any disputes arising out of or relating to this Agreement.

22.Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within 21 days. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

23.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)Executive has read this Agreement;

(b)Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANYVIVINT SOLAR, INC.

By: /s/ David Bywater

Name: David Bywater

Title: CEO

Dated: 5/2/16

EXECUTIVEGregory S. Butterfield, an individual

/s/ Gregory S. Butterfield

(Signature)

Dated: 2 May 2016

Schedule I — Termination Agreement Payments and Benefits

1.Executive shall be paid the Accrued Compensation (as defined in the Termination Agreement).

2.In lieu of the amounts set forth in Section 3(b)(i) and Section 3(b)(ii) of the Termination Agreement, Executive shall be paid an amount equal to $1,000,000, with the first payment to be made on the 61st day following the Effective Date (and to include any severance payments that otherwise would have been paid to Executive within the 60 days following the date of Executive’s termination of employment), with any remaining payments paid in accordance with the Company’s normal payroll practices over a period of 18 months following the Effective Date (the “Severance Period.”)

3.Treatment of Equity.

(a)Executive currently holds vested options to purchase 1,647,060 shares of common stock of the Company. An additional 156,004 options shall become vested and exercisable, such that a total of 1,803,064 options will be vested and exercisable.

(b)Each option to purchase shares of common stock of the Company issued under the Company’s 2013 Omnibus Incentive Plan which was vested and exercisable as of the Termination Date (after giving effect to the foregoing), shall remain outstanding and exercisable until the third anniversary of the Termination Date.

(c)Executive hereby agrees that Executive will not sell, transfer, or dispose of any share of Company common stock acquired pursuant to exercise of an option prior to the 91st day following the Termination Date.

4.If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the Severance Period or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, if it would result in a Company excise tax to reimburse Executive for the COBRA premiums than no such premiums will be reimbursed and if do so would not cause imposition of an excise tax, Executive will be paid a single lump sum of $36,000.

Payments and Benefits upon Termination of Employment without Cause

Cash Severance Payment

•$1,000,000, payable in regular payroll installments over a 18 month period, which provides for a greater payment than the contractual severance requirements of:

o18 months of base salary ($750,000), plus

o150% of the average of performance bonuses paid to Executive during the 3-year period immediately preceding the Effective Date ($183,644, calculated based on the average bonus payments of $0 in respect of 2015, $302,629 in respect of 2014, and $64,658 in respect of 2013).

Continued Employee Benefits	•Reimbursement of COBRA premiums for up to 18 months or, if required by applicable tax law, a single lump sum payment of up to $36,000
Accrued Compensation	•Accrued obligations (e.g., accrued base salary, unused vacation pay, unreimbursed business expenses and accrued and vested benefits under plans)
Treatment of Equity Awards

•Unvested Awards. An additional 156,004 options will become vested and exercisable. All other unvested options will be forfeited.

•Vested Awards. Vested options outstanding under the 2013 Omnibus Incentive Plan (including the options which become vested as a result of your termination) will remain outstanding and exercisable until the 60-day anniversary of the date of termination.

•Amendment to Options. Vivint Solar will agree to allow your vested options to remain outstanding and exercisable until the third anniversary of the date of termination.

Restrictive Covenants	•Non-Compete: 18 months •Non-Solicitation/Non Hire of Employees: 18 months •Non-Solicitation of Customers: 18 months •Confidentiality: Indefinite •Non-Disparagement: 3 years

Payment of certain amounts is conditioned upon executive signing a standard release of claims against the employer.

The foregoing is a draft summary intended to facilitate the documentation of definitive legal agreements related to the termination of Executive. It is not a legally binding document and does not constitute an amendment or modification of the actual definitive legal documentation. All payments are subject to taxes.